UNITED STATES
                        SECURITES AND EXCHANGE COMMISSION
                            SCHEDULE 14C INFORMATION

             Information Statement Pursuant to Section 14(c) of the
                         Securities Exchange Act of 1934

Check the appropriate box:
[X]      Preliminary Information Statement
[   ]    Confidential, for Use of the Commission
         Only (as permitted by Rule 14a-6(e) (2))
[   ]    Definitive Information Statement

                              ORALABS HOLDING CORP.
                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1) Title of each class of securities to which transaction applies:

                  --------------------------------------------------------------

(2) Aggregate number of securities to which transaction applies:

                  -------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

                  --------------------------------------------------------------

(4) Proposed maximum aggregate value of transaction:

                  --------------------------------------------------------------

(5) Total fee paid:

                  -------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)      Amount Previously Paid:          --------------------------------

(2)      Form, Schedule or Registration Statement No.:   -------------------

(3)      Filing Party:            --------------------------------

(4)      Date Filed:             --------------------------------

                              ORALABS HOLDING CORP.
                             2901 SOUTH TEJON STREET
                            ENGLEWOOD, COLORADO 80110

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD DECEMBER 11, 2003

         NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of OraLabs Holding Corp. (the "Company") will be held at the Company's offices at 2901 S. Tejon Street, Englewood, Colorado on December 11, 2003 at 10:00 a.m. local time, for the purpose of considering and acting upon the following:

               (1) Approval of the Reverse Stock Split defined in the attached Information Statement; and

               (2) Any and all other matters that may properly come before the meeting and any adjournment or postponement thereof.

         The Board of Directors has fixed the close of business on November 20, 2003 as the record date for determining the stockholders entitled to notice of and to vote at the meeting and any adjournment or postponement thereof, and those stockholders of record may vote in person or by proxy. You are cordially invited to attend the meeting.

                           WE ARE NOT ASKING YOU FOR A
                               PROXY AND YOU ARE
                            REQUESTED NOT TO SEND US
                                    A PROXY.

         Gary H. Schlatter, President of OraLabs, has indicated that he intends to vote in favor of the Reverse Stock Split. His vote is sufficient to authorize the transaction in that he owns approximately 81 percent of all of the outstanding common stock.

         The Company will pay all costs of preparing, printing and mailing this Notice and Information Statement.

                                       By Order of the Board of Directors:

                                       /s/ Gary H. Schlatter

                                       Gary H. Schlatter, President

Englewood, Colorado

November 21, 2003

                              ORALABS HOLDING CORP.
                             2901 SOUTH TEJON STREET
                            ENGLEWOOD, COLORADO 80110

                              INFORMATION STATEMENT
                       FOR SPECIAL MEETING OF STOCKHOLDERS

                                DECEMBER 11, 2003

Introduction.

     This Information Statement is being furnished to the holders of common stock of OraLabs Holding Corp. ("we", "us", our, "OraLabs" or the "Company") to inform them of the approval of resolutions by our Board of Directors proposing a vote of our stockholders to effect a reverse split of OraLabs' common stock (the "Reverse Stock Split"). Approval by the stockholders of the Reverse Stock Split will give the Board of Directors the authority to designate the number of shares that will be reverse split for one share, provided that the number of shares reverse split for one share will not be less than two (2) and not more than three (3) shares. If the Board of Directors chooses to implement the Reverse Stock Split, it will be given effect not earlier than the close of trading one business day after the date of the meeting, i.e., December 12, 2003.

         This Information Statement is dated November 21, 2003 and is first being mailed to OraLabs' stockholders on or about November 21, 2003.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE REVERSE STOCK SPLIT, PASSED UPON THE MERITS OR FAIRNESS OF THE REVERSE STOCK SPLIT OR PASSED UPON THE ADQUECY OR ACCURACE OF THE DISCLOSURE IN THIS INFORMATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         All necessary corporate approvals in connection with the reverse split have been obtained. This Information Statement is being furnished to all OraLabs stockholders pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder (the "Exchange Act").

             WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED
                             NOT TO SEND US A PROXY

                                TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THIS INFORMATION STATEMENT

VOTE REQUIRED

ABSTENTIONS AND BROKER NONVOTES

PROPOSAL

BACKGROUND

REASON FOR THE REVERSE STOCK SPLIT

BOARD DISCRETION TO IMPLEMENT EFFECTIVE REVERSE STOCK SPLIT

EFFECT OF THE REVERSE STOCK SPLIT ON EXCHANGE ACT REGISTRATION AND VOTING RIGHTS

EFFECT OF THE REVERSE STOCK SPLIT ON OUR SHARES OF COMMON STOCK

EFFECT OF THE REVERSE STOCK SPLIT ON STOCK OPTIONS

OCCURRENCE OF EFFECTIVE DATE

EXCHANGE OF STOCK CERTIFICATES

NO APPRAISAL RIGHTS

FEDERAL INCOME TAX CONSEQUENCES

RECOMMENDATION

RISKS ASSOCIATED WITH THE REVERSE STOCK SPLIT

PRINCIPAL STOCKHOLDERS



             QUESTIONS AND ANSWERS ABOUT THIS INFORMATION STATEMENT

Q:       Who is entitled to receive this Notice of Meeting and Information
         Statement?

A: All record holders of our common stock as of the close of business on November 20, 2003 are entitled to receive this Notice of Meeting and Information Statement. On that day, approximately 9,160,755 shares of common stock were issued and outstanding and eligible to receive this Information Statement.

Q:       Why is the Company sending me this Notice of Meeting and Information
         Statement?

A: The Securities and Exchange Commission requires the Company to notify you of actions being brought before a meeting of the stockholders for a vote. In this case, the board of directors is recommending that it be granted the authority to implement a reverse split of the common stock of the Company.

Q: Why is the Company requesting the authority to change the number of shares issued and outstanding?

A: The Company may choose to effect a reverse stock split to seek a higher bid price for the Company's common stock that would meet the requirements for continued listing of the Company's common stock on the NASDAQ SmallCap Market.

Q:       What am I required to do?

A: Nothing. The Company is providing you with notice of the special meeting. You may attend the special meeting and vote your shares either for or against the proposal that will be presented at the special meeting.

Q:       Should I send my stock certificates now?

A: No. If the reverse stock split is enacted, you will receive written instructions for exchanging, at your option, your stock certificates for new certificates reflecting the change in the number of shares that you own. It will not be mandatory that you exchange your certificates.

Q:       Am I entitled to dissenter's rights?

A: No. The Colorado Business Corporation Act ("Act") does not provide for dissenter's rights in connection with reverse stock splits except that a shareholder is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of a reverse split that reduces the number of shares owned by the shareholder to a fraction of a share or to scrip if the fractional share or scrip so created is to be acquired for cash or the scrip is to be voided (Section 7-113-102(2.5) of the Act). We will not issue any fractional shares or scrip that are to be acquired for cash or are to be voided. Any fractional share created by the reverse split will be rounded up to the next whole share.

Q: What interests in the reverse split and issuance of new shares do members of management have?

A: No director, executive officer, associate of any director or any other person has any interest, direct or indirect, by security holdings or otherwise, in the proposed reverse split which is not shared by all other stockholders.

                                  VOTE REQUIRED

         The total number of shares of our common stock outstanding as of the record date was 9,160,755. The common stock is the only class of our securities entitled to vote, each share being entitled to one vote. Only stockholders of record as of the close of business on the record date will be entitled to vote. A majority of the shares of our common stock outstanding and entitled to vote, or 4,580,378 shares, must be present at the meeting in person or by proxy in order to constitute a quorum for the transaction of business. An affirmative vote of the holders of a majority of the shares represented in person or by proxy at the meeting will be required for approval of the proposal to grant discretionary authority to our board of directors to implement a reverse split of our common stock. Gary H. Schlatter, President of OraLabs, has indicated that he intends to vote in favor of the Reverse Stock Split. His vote is sufficient to constitute a quorum and to authorize the transaction in that he owns approximately 81 percent of all of the outstanding common stock.

                         ABSTENTIONS AND BROKER NONVOTES

         "Broker nonvotes" are proxies received from brokers who, in the absence of specific voting instructions from beneficial owners of shares held in brokerage name, have declined to vote such shares in those instances where discretionary voting by brokers is permitted. Broker nonvotes and abstentions will be counted in tabulations of the votes cast on the proposal presented at the meeting and will have the same effect as a vote AGAINST such proposal.

                                    PROPOSAL

          APPROVAL OF GRANT OF DISCRETIONARY AUTHORITY TO OUR BOARD OF
        DIRECTORS TO IMPLEMENT A REVERSE SPLIT OF OUR COMMON STOCK WITHIN
                    A RANGE FROM ONE-FOR-TWO TO ONE-FOR-THREE

                                   BACKGROUND

         On August 26, 2002, while our common stock was listed on The Nasdaq SmallCap Market, we were notified by Nasdaq that we had failed to maintain a closing bid price of at least $1.00 per share for 30 consecutive trading days. Pursuant to Marketplace Rule 4310(c)(8)(D), we were provided with a 180-day period, through February 24, 2003, to satisfy that requirement. On February 26, 2003, we were notified that, although we failed to satisfy the bid price requirement within the specified time period, we were eligible for a second 180-day period, through August 21, 2003, as contemplated by Marketplace Rule 4310(c)(8)(D), given that we had satisfied the stockholders' equity requirement of at least $5 million as of September 30, 2002 and the net income from continuing operations requirement of at least $750,000 as of December 31, 2002 and 2001. On August 22, 2003, we were notified that, although we failed to satisfy the bid price requirement within the specified time period, we were eligible for a 90-day period, through November 19, 2003 within which to regain compliance. Upon receipt of a Nasdaq Staff recommendation to delist our common stock, we intend to appeal the recommendation before a Nasdaq listing qualifications panel.

         Our board of directors has therefore adopted a resolution to seek stockholder approval to grant the board discretionary authority to effect a reverse split for the purpose of increasing the market price of our common stock above Nasdaq's minimum bid requirement of $1.00 per share. The reverse split exchange ratio that the board of directors approved and deemed advisable and for which it is seeking stockholder approval is within a range of from one-for-two to one-for-three, with the exact exchange ratio to be set by the board of directors in its sole discretion within this range at the time it elects to effect a reverse split. Approval of this proposal would give the board authority to implement the reverse split at any time it determines. In addition, approval of this proposal would also give the board authority to decline to implement a reverse split. Such reverse stock split is authorized by the Colorado Business Corporations Act, Section 7-106-105.

         The Articles of Incorporation of the Company will not be amended in connection with the reverse split of the common stock. The par value of each common share will remain at $0.001 per share.

         Our board of directors believes that stockholder approval of an exchange ratio range (as contrasted with approval of a specified exchange ratio) provides the board of directors with maximum flexibility to achieve the purposes of a reverse split and, therefore, is in the best interests of OraLabs and our stockholders. The actual ratio of the reverse split will be determined by our board of directors based upon its evaluation as to what would be most advantageous to OraLabs and our stockholders.

                       REASON FOR THE REVERSE STOCK SPLIT

         The reason for the Reverse Stock Split is to increase the per share market price of our common stock to demonstrate to Nasdaq the likelihood that our common stock will maintain a closing bid price of at least $1.00 per share. If a delisting were to occur, our common stock may be quoted on the OTC Bulletin Board or in the "pink sheets" maintained by the National Quotation Bureau.

         Our common stock is currently quoted on The Nasdaq SmallCap Market under the symbol "OLAB." During the period from September 1, 2003 to November 19, 2003, the closing sales price per share of our common stock ranged from a high of $______ to a low of $________. The closing sales price on November 19, 2003 was $_________.

         Stockholders should note that the effect of the Reverse Stock Split upon the market price for our common stock cannot be accurately predicted. In particular, there is no assurance that prices for shares of our common stock after the Reverse Stock Split will be two to three times, as applicable, greater than the price for shares of our common stock immediately prior to the Reverse Stock Split. Furthermore, there can be no assurance that the market price of our common stock immediately after the proposed Reverse Stock Split will be maintained for any period of time. Moreover, because some investors may view the Reverse Stock Split negatively, there can be no assurance that the Reverse Stock Split will not adversely impact the market price of our common stock or, alternatively, that the market price following the Reverse Stock Split will either exceed or remain in excess of the current market price.

         While we hope the Reverse Stock Split will be sufficient to prevent Nasdaq from delisting our common stock, it is possible that even if the Reverse Stock Split results in a bid price for our common stock that exceeds $1.00 per share, we may not be able to continue to satisfy that criteria or the additional criteria for continued listing on The Nasdaq SmallCap Market. We have previously received notices of failure to maintain the required minimum market value of the public float, but we regained compliance within the period required by Nasdaq.

           BOARD DISCRETION TO IMPLEMENT EFFECTIVE REVERSE STOCK SPLIT

         If you approve the grant of discretionary authority to implement a Reverse Stock Split outlined in this Proposal, the Reverse Stock Split will be effected, if at all, only upon a determination by our board of directors that the Reverse Stock Split is in the best interests of our company and our stockholders. Such determination will be based upon certain factors, including meeting the listing requirements for The Nasdaq SmallCap Market, prevailing market conditions and the likely effect on the market price of our common stock. Notwithstanding approval by the stockholders of the grant of discretionary authority to implement a Reverse Stock Split of our common stock, our board of directors may, in its sole discretion, determine not to implement a Reverse Stock Split.

 EFFECT OF THE REVERSE STOCK SPLIT ON EXCHANGE ACT REGISTRATION AND VOTING
 RIGHTS

         Our common stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934 and we are subject to the periodic reporting and other requirements of the Exchange Act. The Reverse Stock Split would not affect the registration of our common stock under the Exchange Act nor will it change our periodic reporting and other obligations thereunder. After the Reverse Stock Split and assuming our common stock continues to be listed thereon, our common stock would be quoted under the symbol "OLAB" (although Nasdaq would likely add the letter "D" to the end of the trading symbol for a period of 20 trading days to indicate that the Reverse Stock Split has occurred).

         The voting and other rights of the holders of our common stock would not be affected by the Reverse Stock Split. For example, a holder of 0.5% of the voting power of the outstanding shares of our common stock immediately prior to the effective time of the Reverse Stock Split would continue to hold 0.5% of the voting power of the outstanding shares of our common stock after the Reverse Stock Split. The number of stockholders of record would not be affected by the Reverse Stock Split.

         EFFECT OF THE REVERSE STOCK SPLIT ON OUR SHARES OF COMMON STOCK

         The authorized number of shares of our common stock and the par value of our common stock after a Reverse Stock Split would remain at 100,000,000 shares, par value $0.001 per share.

         The number of shares of our common stock issued and outstanding would be reduced following the effective time of the Reverse Stock Split in accordance with the following formula: every X shares of our common stock owned by a stockholder will automatically be changed into and become one new share of our common stock, with X being equal to the exchange ratio as determined by our board of directors. Any fractional share created by the Reverse Stock Split will be rounded up to the next whole share.

         The number of authorized but unissued shares of our common stock effectively will be increased significantly by the Reverse Stock Split of our common stock. For example, based on the 9,160,755 shares of our common stock outstanding on the record date, and the 100,000,000 shares of our common stock that are authorized under our articles of incorporation, a one-for-two Reverse Stock Split would have the effect of increasing the number of authorized but unissued shares of our common stock from 90,839,245 to approximately 95,419,622 and a one-for-three Reverse Stock Split would have the effect of increasing the number of authorized but unissued shares of our common stock from 90,839,245 to approximately 96,946,415. The issuance in the future of such additional authorized shares may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of our common stock.

               EFFECT OF THE REVERSE STOCK SPLIT ON STOCK OPTIONS

         There are outstanding options to purchase shares of common stock. Under the terms of the outstanding options, the Reverse Stock Split will effect a reduction in the number of shares of our common stock issuable upon exercise of such options in proportion to the exchange ratio and will cause a proportionate increase in the exercise price of such options. In connection with the Reverse Stock Split, the number of shares of our common stock issuable upon exercise of outstanding options will be rounded up to the next whole share and no cash payment will be made in respect of such rounding.

                          OCCURRENCE OF EFFECTIVE DATE

         Upon effectiveness of the Reverse Stock Split, all shares of our common stock that were issued and outstanding immediately prior thereto will be, automatically and without any action on the part of the stockholders, converted into new shares of our common stock in accordance with the exchange ratio as determined by our board of directors within the range set forth in this Proposal.

                         EXCHANGE OF STOCK CERTIFICATES

         Stockholders will not be required to submit their stock certificates for conversion into the post-Reverse Stock Split number of shares. However, on or after the effective date of the Reverse Stock Split, we will mail a letter of transmittal to our stockholders. Stockholders will be able to obtain a certificate evidencing post-Reverse Stock Split shares only by sending to our transfer agent, Corporate Stock Transfer, located at 3200 Cherry Creek Drive, Suite 430, Denver, Colorado 80209, his or her old stock certificate(s), together with the properly executed and completed letter of transmittal and $30.00 in fees. Stockholders will not receive certificates for post-Reverse Stock Split shares unless and until their old certificates are surrendered. Stockholders should not forward their certificates to our transfer agent until they receive the letter of transmittal, and stockholders should only send in their certificates with the letter of transmittal. The transfer agent will send the stockholder's new stock certificate promptly after receipt of his or her properly completed letter of transmittal and the old stock certificate(s).

         No other service charges, brokerage commissions or transfer taxes will be payable by any holder of any certificate that prior to approval of the Reverse Stock Split represented any shares of our common stock, except that if any certificates of our common stock are to be issued in a name other than that in which the certificates for shares of our common stock surrendered are registered, it shall be a condition of such issuance that (i) the person requesting such issuance shall pay any applicable transfer taxes or establish to our satisfaction that such taxes have been paid or are not payable, (ii) such transfer shall comply with all applicable federal and state securities laws, and
(iii) such surrendered certificate shall be properly endorsed and otherwise be in proper form for transfer.

         As noted above, no fractional share of post-Reverse Stock Split common stock will be issued. Instead, any fractional share that would otherwise be issued as a result of the Reverse Stock Split will entitle the stockholder to one additional whole share.

                               NO APPRAISAL RIGHTS

         Under Colorado law, stockholders of our Company are not entitled to dissenter's or appraisal rights with respect to the Reverse Stock Split because no fractional shares or scrip will be purchased by us.

                         FEDERAL INCOME TAX CONSEQUENCES

         The following description of the material federal income tax consequences of the Reverse Stock Split to our stockholders is based on the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices as in effect on the date of this Information Statement. Changes to the laws could alter the tax consequences described below, possibly with retroactive effect. We have not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the Reverse Stock Split. This discussion is for general information only and does not discuss the tax consequences that may apply to special classes of taxpayers (e.g., non-residents of the United States, broker/dealers or insurance companies). The state and local tax consequences of the Reverse Stock Split may vary as to each stockholder, depending upon the jurisdiction in which such stockholder resides. You are urged to consult your own tax advisors to determine the particular consequences to you.

         We believe that because the Reverse Stock Split is not part of a plan to increase periodically a stockholder's proportionate interest in our assets or earnings and profits, stockholders will not recognize gain or loss. In the aggregate, each stockholder's basis in the reduced number of shares of our common stock held after the Reverse Stock Split will equal the stockholder's basis in its old shares of our common stock. OraLabs will not recognize any gain or loss as a result of the Reverse Stock Split.

                                 RECOMMENDATION

         Our board of directors recommends that you vote FOR the approval of the grant of discretionary authority to our board of directors to implement a Reverse Stock Split of our common stock within a range of one-for-two to one-for-three.

                  RISKS ASSOCIATED WITH THE REVERSE STOCK SPLIT

This Information Statement includes forward-looking statements including statements regarding our intent to solicit approval of a Reverse Stock Split, the timing of the proposed Reverse Stock Split and the potential benefits of a Reverse Stock Split, including, but not limited to, increased investor interest, continued listing on The Nasdaq SmallCap Market and the potential for a higher stock price. The words "believe," "expect," "will," "may" and similar phrases are intended to identify such forward-looking statements. Such statements reflect our current views and assumptions, and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. These risks include those of: the effects of competition, managing growth, government regulation and dependence on key personnel, significant distributors, retailers and third-party suppliers. For a discussion of these and other risk factors, see our annual report on Form 10-KSB for the year ended December 31, 2002 and other filings with the Securities and Exchange Commission.

                      SECURITY OWNERSHIP OF MANAGEMENT AND
                            CERTAIN BENEFICIAL OWNERS

         The following table sets forth, as of November 7, 2003, information regarding the ownership of our Common Stock by (i) each of our directors (ii) our Chief Executive Officer and certain of our other executive officers (iii) all of our directors and executive officers as a group, and (iv) by each person known by us to own beneficially 5% or more of our Common Stock:

              Name and Address                           Amount and Nature of
            of Beneficial Owner6                         Beneficial Ownership           Percent of Class
            -------------------                          --------------------           ----------------

          Gary H. Schlatter                                7,458,700 shares(1)                81.4%(1)
          2901 South Tejon Street
          Englewood, Colorado 80110

          Allen R. Goldstone                                68,750 shares(2)                    *
          5353 Manhattan Circle
          Suite 201
          Boulder, Colorado 80303

          Michael I. Friess                                 12,500 shares(3)                    *
          5353 Manhattan Circle
          Suite 201
          Boulder, Colorado 80303

          Robert C. Gust                                    40,750 shares(4)                    *
          7N551 Cloverfield Circle
          St. Charles, IL 60175

          Emile J. Jordan                                   51,000 shares(5)                      *
          2901 S. Tejon Street
          Englewood, Colorado 80110



          All directors and executive                7,631,700 shares(1,)(2,)(3,)(4,)(5)          82.5%
          officers as a group (five persons)

*        Less than one percent
------------------


1 Includes 200,000 shares held by The Schlatter Family Partnership, of which Gary H. Schlatter and his spouse are the general partners. Mr. Schlatter's spouse may be deemed the beneficial owner of some or all of the shares. Does not include 61,000 shares that Mr. Schlatter's spouse has the right to acquire on November 7, 2003, or within sixty (60) days thereafter, pursuant to outstanding options.

2 Includes 8,750 shares that he has the right to acquire on November 7, 2003, or within sixty (60) days thereafter, pursuant to outstanding options.

3 Includes 12,500 shares that he has the right to acquire on November 7, 2003 or within sixty (60) days thereafter, pursuant to outstanding options.

4 Includes 18,750 shares that he has the right to acquire on November 7, 2003 or within sixty (60) days thereafter, pursuant to outstanding options.

5 Includes 51,000 shares that he has the right to acquire on November 7, 2003 pursuant to outstanding options.

6 Unless otherwise noted, the stockholders identified in this table have sole voting and investment power. The sole person known by us to be the beneficial owner of more than 5% of our common stock is Gary H. Schlatter, whose address is c/o OraLabs Holding Corp., 2901 South Tejon Street, Englewood, Colorado 80110.

                             ADDITIONAL INFORMATION

Additional information concerning the Company, including all reports filed with the Securities and Exchange Commission, may be accessed through the Commission's website at www.sec.gov.


                                                BY ORDER OF THE BOARD
                                                OF DIRECTORS:

                                                /s/ Gary H. Schlatter
                                                ----------------------
                                                Gary H. Schlatter, President

November 21, 2003